Exhibit 99.2

SCHEDULE II

CRUM & FORSTER HOLDING INC.

Condensed Financial Information of Crum & Forster Holding Inc.

Balance Sheet
December 31,
(In thousands, except share amounts)

	2000	2001

ASSETS
Cash and cash equivalents	$2,633	$830
Investment in consolidated subsidiaries	815,301	725,286

Total investments	817,934	726,116
Deferred income taxes	15,999	16,517
Other assets	1,275	591

Total assets	$835,208	$743,224

LIABILITIES
Accounts payable and accrued liabilities	$33,716	$23,619

STOCKHOLDER’S EQUITY
Common stock, $1 par value; 1,000 shares authorized; 1,000 issued and outstanding	1,000	1,000
Additional paid-in capital	738,351	747,424
Accumulated other comprehensive loss, net of tax	(100,414)	(84,865)
Retained earnings	162,555	56,046

Total stockholder’s equity	801,492	719,605

Total liabilities and stockholder’s equity	$835,208	$743,224

The condensed financial statements of Crum & Forster Holding Inc. should be read in conjunction with the consolidated financial statements and accompanying notes of Crum & Forster Holding Inc. included elsewhere herein.

SCHEDULE II

CRUM & FORSTER HOLDING INC.

Condensed Financial Information of Crum & Forster Holding Inc.

Statement of Operations
Years Ended December 31,
(In thousands)

	1999	2000	2001

REVENUE
Equity in the net earnings (loss) of subsidiaries	$36,808	$73,379	$(105,563)
Net investment income	181	127	83

Total revenue	36,989	73,506	(105,480)
EXPENSES
Other expenses	694	2,894	1,546

Income (loss) before income taxes	36,295	70,612	(107,026)
Income tax benefit	(180)	(968)	(517)

NET INCOME (LOSS)	$36,475	$71,580	$(106,509)

The condensed financial statements of Crum & Forster Holding Inc. should be read in conjunction with the consolidated financial statements and accompanying notes of Crum & Forster Holding Inc. included elsewhere herein.

SCHEDULE II

CRUM & FORSTER HOLDING INC.

Condensed Financial Information of Crum & Forster Holding Inc.

Statement of Cash Flows
Years Ended December 31,
(In thousands)

	1999	2000	2001

OPERATING ACTIVITIES:
Net income (loss)	$36,475	$71,580	$(106,509)
Adjustments to reconcile income (loss) to net cash used in operating activities:
Equity in the net earnings (loss) of subsidiaries	(36,808)	(73,379)	105,563
Other, net	(1,200)	(6,461)	(9,930)

Net cash used in operating activities	(1,533)	(8,260)	(10,876)

INVESTING ACTIVITIES:
Dividends from subsidiary	—	56,665	—
Capital contribution to subsidiary	—	(50,800)	—

Net cash provided by investing activities	—	5,865	—

FINANCING ACTIVITIES:
Capital contributions from parent	—	59,351	9,073
Dividends to parent	—	(56,665)	—

Net cash provided by financing activities	—	2,686	9,073

Net increase (decrease) in cash and cash equivalents	(1,533)	291	(1,803)
Cash and cash equivalents, beginning of year	3,875	2,342	2,633

Cash and cash equivalents, end of year	$2,342	$2,633	$830

Supplemental Cash Flow Information:
Income taxes received from (paid to) parent	$419	$(13)	$—

The condensed financial statements of Crum & Forster Holding Inc. should be read in conjunction with the consolidated financial statements and accompanying notes of Crum & Forster Holding Inc. included elsewhere herein.